                                                                    EXHIBIT 23.1

The Board of Directors
Sizeler Property Investors, Inc.:


We consent to incorporation by reference in the registration statement of Sizeler Property Investors, Inc. Direct Stock Purchase and Dividend Reinvestment Plan on Form S-3 of our report dated January 26, 2001, except for Note H, as to which the date is March 8, 2001, relating to the consolidated balance sheets of Sizeler Property Investors, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, and all related schedules, which report appears in the December 31, 2000 annual report on Form 10-K of Sizeler Property Investors, Inc. and to the reference to our Firm under the heading "Experts" in the prospectus.


                              /s/ KPMG LLP

New Orleans, Louisiana
August 21, 2001
----------------------